Exhibit 10.11

ENPHASE ENERGY, INC.

BRIDGE BANK, NATIONAL ASSOCIATION

COMERICA BANK

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of March 24, 2011, by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Bridge” and, solely in its capacity as collateral agent for the Lenders (as defined below), “Collateral Agent”), COMERICA BANK (“Comerica” and, collectively, with Bridge, the “Lenders” and each, individually, a “Lender”) and INPHASE ENERGY, INC. (“Borrower”).

RECITALS

Borrower and Bridge are parties to that certain Loan and Security Agreement, dated as of January 19, 2010 (as amended from time to time, including that certain Loan and Security Modification Agreement dated as of April 20, 2010, that certain Loan and Security Modification Agreement dated as of June 7, 2010 and that certain Loan and Security Modification Agreement dated as of September 13, 2010, collectively, the “Original Agreement”). Borrower and Lenders wish to amend and restate the terms of the Original Agreement. This Agreement sets forth the terms on which Lenders will advance credit to Borrower, and Borrower will repay the amounts owing to Lenders.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Approved Forecast” has the meaning assigned in Section 6.7.

“Atel” means ATEL Ventures, Inc.

“Atel Indebtedness” means indebtedness of Borrower in favor of Atel, not to exceed the principal amount of Two Hundred Sixteen Thousand Nine Hundred Seventy Four Dollars ($216,974) as of January 31, 2011.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to (1) eighty percent (80%) of Eligible Accounts, plus (2) fifty percent (50%) of Eligible Inventory (provided that Advances against Eligible Inventory shall not exceed the lesser of fifty percent (50%) of Eligible Accounts or Ten Million Dollars ($10,000,000)); all as determined by Lenders with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power-before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Agent” means, Bridge, not in its individual capacity but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Collateral Agent-Related Person” means the Collateral Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided, however, that no Collateral Agent-Related Person shall be an Affiliate of Borrower.

“Commitment Amount” is set forth in Schedule 1.1, as amended from time to time.

“Commitment Percentage” is set forth in schedule 1.1, as amended from time to time.

“Contingent Obligation” means as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Collateral Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Card Exposure” has the meaning assigned in Section 2.1(c).

“Credit Card Reserve” has the meaning assigned in Section 2.1(c).

“Credit Card Services” has the meaning assigned in Section 2.1(c).

“Credit Extension” means each Advance, Letter of Credit, use of Credit Card Services, FX Contracts or any other extension of credit by any Lender for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Disclosure letter” means the disclosure letter delivered to Lenders by Borrower on the Closing Date, and approved by Lenders.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by Borrower or a Domestic Subsidiary of Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Lenders set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Required Lenders’ in Required Lenders reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Required Lenders, Eligible Accounts shall not include the following:

(a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b) Accounts with respect to an account debtor, thirty five percent (35%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold or other terms by reason of which the payment by the account debtor may be conditional;

(e) “Prebilled” accounts, “progress billings” or “retention billings”;

(f) Accounts with respect to which the account debtor is an Affiliate of Borrower;

(g) Accounts with respect to which the Account debtor is Paramit Corporation or Flextronics;

(h) Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada, except for Eligible Foreign Accounts;

(i) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(j) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(k) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Required Lenders;

(l) Accounts that are subject to Borrower’s standard five (5) days rejection or return policy;

(m) Accounts with respect to which the account debtor disputes liability or makes any claim with respect there to as to which Required Lenders believe, in their sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(n) Accounts the collection of which either of the Required Lenders reasonably determines to be doubtful in its reasonable credit judgment.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, reasonably acceptable to Required Lenders, or (ii) that Required Lenders approve on a case-by-case basis.

“Eligible Inventory” means Inventory that meets all of Borrower’s representations and warranties in Section 5.5 and is otherwise reasonably acceptable to Required Lenders in all respects.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Sublimit” means a sublimit for foreign exchange contracts under the Revolving Line not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

“Foreign Subsidiaries” means each Subsidiary of Borrower which is not a Domestic Subsidiary.

“FX Contracts” has the meaning assigned in Section 2.1(d).

“FX Reserve” has the meaning assigned in Section 2.1(d).

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor(s)” shall mean each Domestic Subsidiary of Borrower which has executed and delivered to the Collateral Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement).

“Guaranty” shall mean, collectively, the guaranty agreements executed and delivered by the applicable Guarantors from time to time after the Closing Date (whether by execution of joinder agreements or otherwise) pursuant to Section 6.9 hereof or otherwise, in each case in form and substance reasonably acceptable to Collateral Agent, as amended, restated or otherwise modified from time to time.

“Horizon” means Compass Horizon Funding Company LLC.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Initial Revenue Cure” has the meaning assigned in Section 6.7.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest of other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investors” means certain existing investors in Borrower and certain of such investors’ Affiliates.

“Investors’ Indebtedness” means subordinated convertible Indebtedness of Borrower in favor of Investors in the aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000); provided the same is subject to the Investors Subordination Agreement.

“Investors’ Lien” means a Lien in favor of the Investors, or an agent or representative thereof, to secure repayment of the Investors’ Indebtedness.

“Investors’ Note Purchase Agreement” means that certain [Note Purchase Agreement] by and between Borrower and Investors, pursuant to which Borrower issues to Investors the Investors’ Indebtedness, all instruments and agreements executed and/or delivered in connection therewith, and all schedules and exhibits thereto; all in form and content reasonably acceptable to Lenders.

“Investors Subordination Agreement” means that certain subordination agreement between Investors and Collateral Agent, with respect to the Investors’ Indebtedness, in form and content acceptable to Collateral Agent in its sole discretion; provided that, without limiting the foregoing, the Investors Subordination Agreement shall provide, among other things, that (i) that the Investors’ Indebtedness cannot be repaid before the Obligations under this Agreement are indefeasibly repaid in full, in cash, and the Lenders’ commitments to lend hereunder have been terminated; (ii) interest payable on account of the Investors’ Indebtedness may not be paid currently, or in cash, but must be accrued, if at all as PIK (payment in kind non-cash) interest; and (iii) Investors (nor any agent or any representative of Investors) may not declare a default of the Investors’ Indebtedness or otherwise attempt to accelerate payment of the Investors’ Indebtedness (or otherwise pursue any rights or remedies with respect thereto) unless and until the Obligations under this Agreement are indefeasibly repaid in full, in cash, and the Lenders’ commitments to lend hereunder have been terminated.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Issuing Lender” means Bridge.

“Lender Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Lenders’ reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Letter of Credit” has the meaning set forth in Section 2.1(b)(i).

“Letter of Credit Obligations” mean at any date of determination, the Stated Amount of all outstanding Letters of Credit and unreimbursed payments and disbursements under such Letters of Credit.

“Loan Commitment” means, for any Lender, the obligation of such Lender to make Advances, up to the principal amount shown on Schedule 1.1. “Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Lenders’ security interests in the Collateral. In determining whether a “Material Adverse Effect” has occurred under clause (i) or (ii) above, Lenders’ primary, though not sole, consideration will be whether Borrower has or will have sufficient cash resources to repay the Obligations as and when due.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“New Equity” means the receipt by Borrower, after the Closing Date, of net proceeds from the sale and issuance of Borrower’s equity securities or Subordinated Debt (excluding the Investors’ Indebtedness).

“Obligations” means all principal and interest in respect of Advances, Lender Expenses and other amounts owed to Lenders, or any of them, by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding (whether or not allowed in such Insolvency Proceeding), and including obligations due in respect of Letters of Credit, Corporate Credit Card Exposure, FX Contracts, and cash management, ACH, overdraft and treasury management services in the ordinary course of business, and including any such debt, liability, or obligation owing from Borrower to others that a Lender may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to any Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and any Lender.

“Permitted Foreign Cash” has the meaning assigned in Section 6.7.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Lenders arising under this Agreement or any other Loan Documents;

(b) Indebtedness existing on the Closing Date and disclosed in the Disclosure Letter;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment or other fixed or capital assets financed with such Indebtedness and (ii) such Indebtedness does not exceed $5,000,000 in the aggregate at any given time; and

(d) the Atel Indebtedness;

(e) Subordinated Debt;

(f) the Venture Debt;

(g) Indebtedness to Oracle America, Inc. or one of its affiliates, including Oracle Credit Corporation, in an aggregate amount not to exceed $500,000 (the “Oracle Debt”);

(h) the Investors’ Indebtedness;

(i) Indebtedness constituting (but without duplication with) Investments permitted under clause (h) of the defined term “Permitted Investments;”

(j) Other Indebtedness not otherwise permitted by Section 7.4, not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time; and

(k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Disclosure Letter;

(b) (i) marketable direct obligations issued or conditionally guaranteed by the United States of America or any agency of any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by a Lender; (iv) Lenders’ money market accounts; and (v) Investments made in accordance with Borrower’s board approved short term investment policy, as provided to, reviewed and approved by Required Lenders (such approval not to be unreasonably withheld or delayed;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments accepted in connection with Transfers permitted by Section 7.1;

(e) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(h) Investments in Subsidiaries made in the ordinary course of business, not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate in any fiscal year;

(i) (x) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and (y) strategic alliances with particular customers in which such customers will share in the research and development expense of Borrower associated with the incorporation by such customers of microconverters purchased from Borrower into solar panels produced by such customers;

(j) Investments in connection with mergers or acquisitions permitted by Section 7.3 and Investments accepted in connection with such mergers or acquisitions permitted by Section 7.3;

(k) Investments permitted pursuant to Section 7.6;

(l) Investments consisting of the conversion or settlement of any convertible securities or debt of Borrower or otherwise in exchange therefor; and

(m) Other Investments aggregating not in excess of One Hundred Fifty Thousand Dollars ($150,000) at any time.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Disclosure Letter or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lenders’ security interests;

(c) Liens (i) upon or in any equipment or other fixed or capital assets which was not financed by a Lender acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or such fixed or capital assets or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or such fixed or capital assets, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Liens securing the Atel Indebtedness;

(e) the Investors Lien;

(f) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h) leases or subleases of real property granted in the ordinary course of Borrower’s business ( or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lenders a security interest therein;

(i) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(j) Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(k) Liens in favor of customs and revenue authorities incurred in the ordinary course of business to secure payment of custom duties in connection with the importation of goods;

(l) Liens securing the Venture Debt;

(m) Liens securing the Oracle Debt;

(n) Deposits made in the ordinary course of business to secure Indebtedness for real property lease obligations (provided that any such deposit is in the form of a Letter of Credit issued under this Agreement); and

(o) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (m) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of (i) the variable rate of interest, per annum, most recently announced by Bridge, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bridge and (ii) 3.25%.

“Pro Rata Share” means, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Advances made by such Lender by the aggregate outstanding principal amount of the Advances.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Closing Date (each an “Original Lender”) have not assigned or transferred any of their interests in their respective Advances, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Revolving Line, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Advances, Lenders holding sixty-six percent (66%) of the aggregate outstanding principal balance of the Revolving Line. For purposes of this definition only a Lender shall be deemed to include itself, and any Lender that is an Affiliate of such Lender.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Lenders to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Twenty Five Million Dollars ($25,000,000) (inclusive of the aggregate face amount of Letters of Credit, the aggregate limits of the Credit Card Services and any amounts outstanding under the Foreign Exchange Sublimit).

“Revolving Maturity Date” means March 24, 2013.

“Revolving Outstandings” means at any time, the sum of (a) the aggregate amount of the outstanding Advances, (b) the Stated Amount of all Letters of Credit, (c) the Credit Card Reserve, and (d) the FX Reserve in effect from time to time.

“Schedule” means the schedule attached hereto and approved by Required Lenders, if any.

“Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by the Guarantors on the Closing Date pursuant to Section 3.1(K) hereof, and any such agreements executed and delivered after the Closing Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 6.9 hereof or otherwise, in form and substance reasonably acceptable to Collateral Agent, as amended, restated or otherwise modified from time to time.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof.

“Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lenders hereunder or under any of the Loan Documents on terms reasonably acceptable to Collateral Agent (and identified as being such by Borrower and Collateral Agent)

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers of trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means, at any date as of which the amount thereof shall be determined, total assets (less goodwill/intangibles) minus Total Liabilities (which shall include Subordinated Debt, but not the Investors’ Indebtedness), on a consolidated basis determined in accordance with GAAP.

“Total Liabilities means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all indebtedness; provided that, accrued interest on the Investors’ Indebtedness shall not be included in “Total Liabilities” for purposes of calculating Tangible Net Worth.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Venture Debt” means indebtedness incurred in favor of Horizon, not to exceed Twelve Million Dollars ($12,000,000), provided that Horizon has executed an intercreditor agreement with Lenders, in form and content reasonably acceptable to Collateral Agent.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

Borrower promises to pay to the order of each Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by such Lender to Borrower hereunder Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Revolving Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Borrower may request , and the Lenders agree, severally and not jointly according to each Lenders’ Loan Commitment as forth on Schedule 1.1 hereto, to make Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus the Stated Amount of all Letters of Credit, the Credit Card Reserve and the FX Reserve in effect from time to time Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 (a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1 (a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii) Whenever Borrower desires an Advance, Borrower will notify each Lender by facsimile transmission or telephone no later than 3.00 p.m. Pacific fine on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1 (with respect to Bridge) and B.2 (with respect to Comerica) hereto. Each Lender is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in such Lender’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Lenders shall be entitled to rely on any telephonic notice given by a person who a Lender reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Lenders harmless for any damages or loss suffered by any Lender as a result of such reliance. Each Lender will credit the amount of Advances made under this Section 2.1 (a) to Borrower’s deposit account maintained with each such Lender.

(b) Letters of Credit.

(i) Commitment. Subject to the terms of this Agreement, at the request of Borrower, Issuing Lender will issue from time to time standby or documentary letters of credit, in each case for the account of Borrower and containing terms and conditions which are consistent with this Agreement and reasonably satisfactory to Issuing Lender (each such letter of credit, a “Letter of Credit”) in an aggregate outstanding face amount not to exceed file lesser of the Revolving Line or the Borrowing base minus the aggregate amount of the outstanding Advances at any time, the Credit Card Exposure, and the FX Amount, provided that the Stated Amount of all Letters of Credit shall not exceed $5,000,000. No Letter of Credit shall be issued (including any renewal or extension of any Letter of Credit previously issued) unless: (a) after giving effect to each such issuance, (i) the aggregate Stated. Amount of all Letters of Credit shall not at any time exceed $5,000,000 and (ii) Revolving Outstandings will not at any time exceed the Revolving Line, (b) the conditions set forth in Section 3 have been satisfied, (c) the issuance of the Letter of Credit would not violate one or more policies of the Issuing Lender, and (d) no order, Judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested or any Lender from taking an assignment of its Pro Rata Share thereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Lender from taking an assignment of its Pro Rata Share of, the Letter of Credit requested or letters of credit generally, or will impose upon the Issuing Lender any restriction, reserve or capital requirement not in effect on the closing Date and for which the Issuing Lender is not already compensated for hereunder, or will impose on the Issuing Lender unreimbursed loss, cost or expense that was not applicable on the Closing Date deemed to be material to it by the Issuing Lender.

(ii) Application. Borrower shall give notice to Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least five (5) Business Days prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit application (each, an “Application”) in Issuing Lender’s form, duly executed by Borrower and in all respects reasonably satisfactory to Issuing Lender, together with such other documentation as Issuing Lender may request in support thereof, it being understood that each Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, and the expiration date of such Letter of Credit. Issuing Lender shall promptly advise Comerica of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any Application and the terms of this Agreement with respect to the content of such Application, the terms of such Application shall control. Issuing Lender shall deliver to Comerica upon its request a list of all outstanding Letters of Credit issued by Issuing Lender, together with such information related thereto as Comerica may reasonably request. Unless otherwise expressly agreed to by the Issuing Lender and the Borrower, the rules of the International Standby Practices 98 will apply to each Letter of Credit.

(iii) Reimbursement Obligations.

A. Borrower hereby unconditionally and irrevocably agrees to reimburse Issuing Lender for each payment or disbursement made by Issuing Lender under any Letter of Credit honoring any demand for payment made thereunder, in each case on the date that such payment or disbursement is made. Issuing Lender shall promptly notify Borrower and Comerica whenever any demand for payment is made under any Letter of Credit; provided, that the failure of Issuing Lender to so notify Borrower shall not affect the rights of Issuing Lender or Lenders in any manner whatsoever Any amount not reimbursed on the date of such payment or disbursement (whether or not through the extension of an Advance pursuant to Section 2.1 (b)(iv)) shall bear interest from the date of such payment or disbursement to the date that Issuing Lender is reimbursed by Borrower therefor, payable on demand, at the interest rate per annum from time to time in effect Advances made by Issuing Lender.

B. Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, any Application, this Agreement or any other Loan Document, (ii) the existence of any claim, set off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, any Application, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Lender and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which Issuing Lender (or, as applicable, the issuer of any underlying letter of credit) has determined complies on its face with the terms of the applicable Letter of Credit (or, if applicable, underlying letter of credit), even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof, (v) any failure, omission, delay or lack on the part of Issuing Lender, any Lender or any party to any of the documents related to the applicable Letter of Credit to enforce, assert or exercise any right, power or remedy conferred upon Issuing Lender, any Lender or any such party under this Agreement, any of the other Loan documents or any of the documents related to the applicable Letter of Credit, or any other acts or omissions on the part of Issuing Lender, any Lender or any such party (vi) payment under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit and (vii) any other event or circumstance whether or not similar to the foregoing including any other circumstance that might otherwise constitute a defense available to, of a discharge of, the Borrower or any Lender, except to the extent such reimbursement obligations result from the gross negligence or willful misconduct of Issuing Lender or any Lender.

(iv) Participations in Letters of Credit.

A. Concurrently with the issuance of each Letter of Credit in accordance with this Agreement, Issuing Lender shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share in such Letter of Credit and Borrower’s reimbursement obligations with respect thereto. If Borrower does not pay any reimbursement obligation when due. then Borrower shall be deemed to have immediately requested that Lenders make an Advance in a principal amount equal to such reimbursement obligation. The proceeds of such Advance shall be paid over to Issuing Lender for the account of Borrower in satisfaction of such reimbursement obligations.

B. If Issuing Lender makes any payment or disbursement under any Letter of Credit in accordance with this Agreement and (i) Borrower has not reimbursed Issuing Lender in full for such payment or disbursement in accordance with Section 2.1(b)(iii), (ii) an Advance may not, for any reason, be made pursuant to Section 2.1(b)(iv)(A) or (iii) any reimbursement received by Issuing Lender from Borrower is or must be returned or rescinded upon or during any Insolvency Proceeding of any Lender or otherwise each other Lender shall be irrevocably and unconditionally obligated to pay to Issuing Lender, promptly after Issuing Lender’s demand, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrower under Section 2.1(b)(iii) or otherwise.

(v) Indemnification of Issuing Lender. Borrower hereby indemnifies and agrees to hold harmless the Lenders and the Issuing Lender and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/G Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Lenders or the Issuing Lender or the Collateral Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, the Collateral Agent or any Lender or any of their respective officers, directors, employees or agents shall be liable or responsible for:

A. The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

B. the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

C. payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

D. any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

E. any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (A) through (E) of this subsection (v), (i) Borrower shall not be required to indemnity any L/C Indemnifies Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person, and (ii) the Issuing Lender shall be liable to Borrower to the extent but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

(c) Corporate Credit Cards. Borrower may obtain corporate credit cards (“Credit card Services”) issued for its account from Bridge, provided that the aggregate limit of such corporate credit cards issued by Bridge (“Credit Card Exposure”) shall not exceed $100.000 at any time outstanding. A reserve (“Credit Card Reserve”) shall be established against availability under the Borrowing Base in the maximum amount of the Credit Card Exposure. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of Bridge’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute as a condition precedent to the use of the Credit Card Services. All corporate credit cards will be cancelled on and no further Credit Card Services will be provided after the Revolving Maturity Date.

(d) Foreign Exchange Sublimit. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with any Lender in connection with foreign exchange transactions (“FX Contracts”), Borrower may request that a Lender agree severally and not jointly, to enter into FX Contracts with Borrower expiring not later than the Revolving Maturity Date, and a Lender may agree (if it so elects) to do so (provided that no Lender shall have any obligation to enter into FX Contracts). Borrower shall pay any standard issuance and other fees that each Lender notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The aggregate FX Amount shall at all times be equal to or less than Two Million Five Hundred Thousand Dollars ($2,500,000) for all FX Contracts entered into with Lenders hereunder. In addition, no single Lender shall have an aggregate FX Amount in excess of $1,250,000. The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount in United States Dollars, of FX Contracts between Borrower and any participating Lender remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by each Lender, in its sole discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%). A reserve (the “FX Reserve”) shall be established against availability under the Borrowing Base in the aggregate FX Amount in effect from time to time. Each Lender shall advise the other Lenders and the Collateral Agent in writing promptly upon entering into an FX Contract with Borrower (with a copy to Borrower), specifying in such notice the FX Amount related to such Contract. Lenders shall be entitled to receive collection proceeds under Section 9.4 in respect of FX Contracts entered into by it with Borrowed up to the amount of the FX Reserve applicable to such FX Contracts (until the amount of such reserve has been exhausted) in the chronological order in which such contracts have been entered into. Once the amount of the FX Reserve has been exhausted, no additional collection proceeds shall be available for application against the Borrower’s Obligations under FX Contracts until all other Obligations have been paid and discharged in full.

(e) Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to the relevant Lender satisfaction Borrower’s obligations with respect to any Letters of Credit, Credit Card Services, or FX Contracts that may extend beyond the Revolving Maturity Date, then, effective as of the Revolving Maturity Date the balance in any deposit accounts held by any such issuing Lender and the certificates of deposit or time deposit accounts issued by such Lender in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Stated Amount of Letters of Credit, Credit Card Services or FX Contracts; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrower shall immediately deposit such additional funds in the relevant Lenders, accounts as are necessary to fully secure such obligations. Borrower authorizes each Lender to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit, Credit Card Services or FX Contracts are outstanding or continue.

2.2 Overadvances. If the Revolving Outstandings exceeds the lesser of the Revolving Line of the Borrowing Base at any time, Borrower shall immediately pay to Lenders, in cash, each Lender’s Pro Rata Share of the amount of such excess, for application against the outstanding Advances, or to be held as cash collateral.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rate for Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one and one quarter percent (1.25%) above the Prime Rate.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Lenders a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the tenth-(10th) calendar day of each month during the term hereof. Lenders shall, at their option, charge such interest, all Lender Expenses, and all Periodic Payments against any of Borrower’s deposit accounts maintained with such Lender or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payment shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Lenders will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(e) Remittances; Lockbox Account Collection Services. Within sixty (60) days after the Closing Date and at all times thereafter, Borrower shall (i) notify, transfer and deliver to Bridge all payments in respect of Accounts Borrower receives (other than the Permitted Foreign Cash), and (ii) enter into a collection services agreement reasonably acceptable to Bridge (the “Lockbox Agreement”). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Accounts (other than the Permitted Foreign Cash) and it will be considered an immediate Event of Default if this does not occur or the lockbox is not operational within sixty (60) days of the Closing Date. Prior to the establishment of the Lockbox Account, Borrower may continue to use the remote deposit check scanner to deposit checks to Borrower’s operating account maintained with Bridge. Notwithstanding the foregoing, Lenders acknowledge and agree that Borrower’s non-U.S. customers shall send payments to Borrower’s foreign subsidiaries, which will subsequently (other than the Permitted Foreign Cash) (but within five (5) days of receipt thereof) remit payments of Borrower on account of Accounts receivable through the lockbox. Prior to the occurrence of an Event of Default, all amounts received to the Lockbox Account or otherwise received by Bridge shall be credited to Borrower’s operating account with Bridge; after the occurrence and during the continuance of an Event of Default, Bridge may apply such amounts to the Obligations in the Lender’s sole discretion subject to Lenders’ rights to receive ratable distributions in respect of the Obligations owing to it in accordance with Section 9.4.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, each Lender shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by a Lender of any wire transfer of funds, check, or other item of payment shall be promptly applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by a Lender after 12.00 noon Pacific time shall be deemed to have been received by such Lender as of the opening of business on the immediately following Business Day. Whenever any payment to a Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Lenders the following:

(a) Facility Fee. On the Closing Date and the first anniversary thereof, a facility fee equal to One Hundred Thousand Dollars ($100,000), to be shared between the Lenders pursuant to their respective Commitment Percentages, which shall be nonrefundable; and

(b) Letter of Credit Fees.

(i) Borrower agrees to pay to Issuing Lender on demand, for the account of each Lender according to such Lender’s Pro Rata Share (as adjusted from time to time), any fees as to each Letter of Credit as have been agreed to by Borrower and Lenders.

(ii) In addition, with respect to each Letter of Credit, Borrower agrees to pay to Issuing Lender, for its own account, (i) such fees and reasonable out-of-pocket expenses as Issuing Lender customarily requires (or, as the case may be, is required to pay to the issuer of the letter of credit) in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by Borrower and Issuing Lender.

(c) Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Lender Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or any Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Lenders shall have the right to terminate their obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Lenders’ Liens on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

2.7 Administration. Lenders have elected to administer this Agreement without designating an administrative agent. To facilitate the administration of this Agreement, each Lender agrees (but without liability to Borrower or the other Lenders for failing to do so) to advise the other Lenders promptly of any Advances, Letters of Credit or FX Contracts made, issued or entered into by it, and of any payments received by it (whether voluntary payments, setoff amounts, automatic payments by debit to accounts maintained by borrower with it or otherwise). Furthermore, to the extent Advances properly made by any Lender exceed the amounts which should have been funded or carried by such Lender, as the case may be, based on its applicable Loan Commitment, the other Lenders shall (to the extent such Lenders have not funded or are not carrying outstanding Advances based on their applicable Loan Commitment) purchase participations in such overfunded Lender’s Advances (or otherwise adjust the amount of their outstandings by mutual agreement), until the amount of such overfunding has been eliminated.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of each Lender to make the initial Credit Extension is subject to the condition precedent that Lenders shall have received, in form and substance satisfactory to Lenders, the following:

(a) this Agreement;

(b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement Amendment;

(d) an Amended and Restated Intercreditor Agreement, duly executed by ATEL with respect to the ATEL Indebtedness;

(e) an Amended and Restated Intercreditor Agreement, duly executed by Horizon with respect to the Venture Debt;

(f) (i) agreement to provide insurance and (ii) insurance authorization letter in the forms attached hereto;

(g) payment of the fees and Lender Expenses then due specified in Section 2.5 hereof;

(h) current financial statements of Borrower;

(i) an audit of the Collateral, the results of which shall be satisfactory to Lenders; and

(j) such other documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Lenders to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by each Lender of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Collateral Agent, for the ratable benefit of each Lender, a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Disclosure Letter, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to the Collateral Agent, at the request of any Lender, all Negotiable Collateral, all financing statements and other documents that such Lender may reasonably request, in form reasonably satisfactory to Required Lenders, to perfect and continue the perfection of Lenders’ security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Subject to the requirements of Sections 6.7 and 9.4, Borrower from time to time may deposit with each Lender specific time deposit accounts to secure specific Obligations.

4.3 Right to Inspect. Collateral Agent and the Lenders (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and at Borrower’s sole expense, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to the Collateral.

4.4 Pledge of Collateral. To the extent permitted by applicable law and the terms and conditions governing the Shares, Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of each Lender, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared of granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. To the extent permitted by applicable law and the terms and conditions governing the Shares, within sixty (60) days of the Closing Date, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of any applicable Shares. Upon the occurrence and during the continuance of an Event of Default hereunder. Collateral Agent, for the ratable benefit of each Lender, may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5 Merchantable Inventory; Eligible Inventory. All Inventory is in all material respects of good and marketable quality free from all material defects, except for Inventory for which adequate reserves have been made. For any item of Inventory consisting of “Eligible Inventory” in any Borrowing Base Certificate, such Inventory (a) consists of finished goods, in good, new, and merchantable condition, which is not perishable, in transit, returned, consigned, obsolete, not merchantable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable standards established by any applicable Governmental Authority having regulatory authority over such Inventory; (c) has been manufactured in compliance with the applicable Fair Labor Standards Act with respect to such Inventory; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Lenders under this Agreement or any of the other Loan Documents and Permitted Liens; and (e) is located only in the United

States, and, in the case of Inventory in the possession of any third party, Lenders have received written acknowledgment of Lenders’ prior lien therein, in form and content reasonably acceptable to Required Lenders.

5.6 Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Disclosure Letter, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7 Name; Location of Chief Executive Office. Except as disclosed in the Disclosure Letter, Borrower has not done business under any name other than that specified on the signature page hereof. As of the date hereof, the chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment with an aggregate value in excess of $50,000 is located only at Flextronics (international or domestic locations; subject to a bailee agreement (over domestic Inventory) in form and content reasonably acceptable to Required Lenders) or the location set forth in Section 10 hereof or in the Disclosure Letter.

5.8 Litigation. Except as set forth in the Disclosure Letter, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or a material adverse effect on Borrower’s interest or Lenders’ security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Lenders have received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Lenders.

5.10 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature.

5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

5.12 Environmental Condition. Except as disclosed in the Disclosure Letter, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary, and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Borrower and each Subsidiary have filed or caused to be filed all material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all material taxes reflected therein.

5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15 Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16 Accounts. Except as set forth in Section 6.7, none of Borrower’s nor any Subsidiary’s cash or investment property is maintained or invested with a Person other than Lenders.

5.17 Shares. Borrower has full power and authority to create a first lien on any Shares pledged and delivered to Collateral Agent and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened in writing suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.18 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to any Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.	AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Lenders: (a) (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Lenders and certified by a Responsible Officer; and (ii) as soon as available, but in any event within thirty (30) days after the end of each calendar quarter, a company prepared consolidating balance sheet, income statement, and cash flow statement covering Borrower’s consolidating operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Lenders and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year (beginning with the 2010 fiscal year), audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion (other than a qualification for a going concern) on such financial statements of an independent certified public accounting firm reasonably acceptable to Required Lenders; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more; (e) such budgets, sales projections, operating plans or other financial information as any Lender may reasonably request from time to time including, as soon as available, but in any event no later than thirty (30) days after the end of Borrower’s fiscal year, an annual operating budget approved by Borrower’s board of directors; and (f) (i) within thirty (30) days of the last day of each year, a report signed by Borrower, in form reasonably acceptable to Lenders, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights of Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s intellectual property and (ii) promptly after filing, written notice of the filing of any applications or registrations with the United States Patent and Trademark Office and the United States Copyright Office, including the date of such filing and the registration or application numbers, if any.

Within twenty (20) days after the last day of each month, Borrower shall deliver to Lenders a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with (i) aged listings of accounts receivable and accounts payable, and (ii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) and/or such other inventory reports as are requested by Lenders in their good faith business judgment.

Borrower shall deliver to Lenders with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto and a deferred revenue report.

Lenders shall have a right from time to time hereafter (x) to audit Borrower’s Accounts, provided that such audits will be conducted (i) within thirty (30) days of the Closing Date; and (ii) no more often than every six (6) months thereafter unless an Event of Default has occurred and is continuing; and (y) to appraise Collateral (including but not limited to the Inventory) (i) prior to any Advance against the “Eligible Inventory;” and (ii) every twelve (12) months thereafter unless an Event of Default has occurred and is continuing; in each case of (x) and (y), at Borrower’s expense.

6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Lenders of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lenders with proof reasonably satisfactory to Lenders indicating that Borrower or a Subsidiary has made such payments or deposits, provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form with such companies, and in such amounts as are reasonably satisfactory to Collateral Agent. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Collateral agent, showing each Lender as an additional loss payee thereof, and all liability insurance policies shall show each Lender as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Collateral Agent before canceling its policy for any reason. Upon any Lenders’ request, Borrower shall deliver to Lenders certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Lenders, be payable to Collateral Agent, for the benefit of the Lenders according to their Pro Rata Share, to be applied on account of the Obligations.

6.7 Accounts. Borrower shall maintain (x) its primary operating accounts with Bridge, which accounts shall represent at least 50% of the dollar value of Borrower’s accounts at all financial institutions; (y) at least 30% of the dollar value of Borrower’s accounts at all financial institutions with Comerica; and (z) at least One Million Dollars ($1,000,000) in a non interest-bearing demand deposit account with each of Bridge and Comerica; provided that (i) in the event Borrower obtains an advance of the Investors’ Indebtedness, Borrower shall maintain at least Two Million Dollars ($2,000,000) in a non interest-bearing demand deposit account with each of Bridge and Comerica; (ii) in the event Borrower’s quarterly revenue is less than eighty percent (80%) of Borrower’s Board-approved forecast submitted to Lenders in accordance with Section 6.3 (the “Approved Forecast”), Borrower shall, until such time as Borrower achieves and maintains two (2) consecutive quarters of quarterly revenue equal to or greater than eighty percent (80%) of the Approved Forecast (the “Initial Revenue Cure”), maintain consolidated, unrestricted cash in a non interest-bearing demand deposit account with Bridge in the amount of at least Three Million Dollars ($3,000,000) (or, Four Million Dollars ($4,000,000) in the event Borrower has obtained an advance of the Investors’ Indebtedness), and with Comerica in the amount of at least Two Million Dollars ($2,000,000) (or, Three Million Dollars ($3,000,000) in the event Borrower has obtained an advance of the Investors’ Indebtedness); provided that, in the event that, after the Initial Revenue Cure, Borrower’s quarterly revenue is less than eighty percent (80%) of the Approved Forecast, Borrower shall at all times thereafter maintain consolidated, unrestricted cash in a non interest-bearing demand deposit account with Bridge in the amount of at least Three Million Dollars ($3,000,000) (or, Four Million Dollars ($4,000,000) in the event Borrower has obtained an advance of the Investors’ Indebtedness), and with Comerica in the amount of at least Two Million Dollars ($2,000,000) (or, Three Million Dollars ($3,000,000) in the event Borrower has obtained an advance of the Investors’ Indebtedness); (iii) Borrower may continue to maintain its existing account with Bank of the West with a balance not to exceed Five Thousand Dollars ($5,000) (with respect to which a control agreement shall not be required); (iv) Borrower may maintain up to five percent (5.00%) of consolidated cash in its existing accounts held outside the United States to support Borrower’s Foreign Subsidiaries (“Permitted Foreign Cash”), provided that if amounts in such accounts exceed five percent (5.00%) of consolidated cash, Borrower shall, within five (5) calendar days, cause such excess amount to be transferred to an account with Bridge or Comerica; and (v) Borrower shall not, and shall not permit any Subsidiary, to open any accounts other than those described herein, without Required Lenders’ prior written consent (which consent shall not be unreasonably withheld).

6.8 Financial Covenants. Borrower shall at all times maintain the following financial covenants and ratios:

(a) Asset Coverage Ratio. A ratio of (a) unrestricted cash at Lenders (and at financial institutions (permitted in accordance with Section 6.7) subject to control agreements in favor of, and in form and content reasonably acceptable to, Collateral Agent, for the ratable benefit of the Lenders (including that amounts subject to such accounts must be credited first to accounts with either Lender before being credited elsewhere)) plus Eligible Accounts plus Eligible Inventory (not to exceed to the lesser of fifty percent (50%) of Eligible Accounts or Ten Million Dollars ($10,000,000)) to (b) all Obligations owing from Borrower to Lenders (including the face amount of any issued but undrawn Letters of Credit, the aggregate amount outstanding on account of the Credit Card Services and any amounts outstanding under the Foreign Exchange Sublimit), measured monthly, of at least 1.50 to 1.00.

(b) Tangible Net Worth. Tangible Net Worth of at least Eight Million Dollars ($8,000,000), increasing by (i) twenty five percent (25%) of New Equity, (ii) twenty five percent (25%) of the principal amount of the Investors’ Indebtedness actually advanced to Borrower after the initial advance thereunder, (regardless of the amount of such initial advance thereunder), and (iii) and seventy percent (70%) of quarterly net profit after tax, if a positive number (determined in accordance with GAAP), not to exceed Ten Million Dollars ($10,000,000) through December 31, 2011, measured quarterly.

6.9 Future Subsidiaries; Additional Collateral. With respect to each Person which becomes a Subsidiary of Borrower (directly or indirectly) subsequent to the Closing Date, Borrower Shall cause such new Subsidiary to execute and deliver to the Collateral Agent, for and on behalf of each of the Lenders:

(a) within thirty (30) days after the date such Person becomes a Domestic Subsidiary, a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty;

(b) within thirty (30) days after the date such Person becomes a Domestic Subsidiary, a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets as set forth in the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to this Agreement and

(c) within thirty (30) days after the date such Person becomes a Subsidiary, a pledge agreement with respect to the Shares of such Subsidiary, and such other instruments as may reasonably be requested by Collateral Agent to perfect a security interest in the Shares of such Subsidiary, all in form and content reasonably acceptable to Collateral Agent, except to the extent (i) prohibited by applicable law, and (ii) prohibited by the documents governing such Shares.

6.10 Share Pledges. Borrower shall, within sixty (60) days of the Closing Date, cause to be delivered to Collateral Agent such documents and agreements as Collateral Agent reasonable deems necessary to perfect Collateral Agent’s security interest in Shares of Borrower’s Foreign Subsidiaries, except to the extent (i) prohibited by applicable law, and (ii) prohibited by the documents governing such Shares.

6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by any Lender to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower will not do any of the following without Lenders’ prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”) or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and of licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (iii) Transfers of surplus, worn-out or obsolete Equipment which was not financed by a Lender; (iv) Transfers in connection with Permitted Liens and Permitted Investments; (v) transfers from any Subsidiary to Borrower and from any Foreign Subsidiary to another Foreign Subsidiary; (vi) transfers permitted under Sections 7.3, 7.6, and 7.7; and (vii) Transfers that are not otherwise permitted under this Section 7.1 in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by

Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Lenders, relocate its chief executive office or state of incorporation or change its legal name; or without Required Lenders’ prior written consent, change the date on which its fiscal year ends. Lender acknowledges receipt of notice that as of the date of this Agreement Borrower intends to relocate its principal place of business.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, provided that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, including intellectual property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or agree with any Person, other than Lenders and any holders of Permitted Indebtedness under clauses (b), (c), (d), (f) and (g) of such defined term, not to grant a security interest in, or otherwise encumber, any of its property, including intellectual property, or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (or permit any of its Subsidiaries to do so), except that Borrower may (i) pay dividends in capital stock, (ii) repurchase the stock of employees, officers or directors pursuant to stock repurchase agreements or stock purchase plans as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (iii) repurchase the stock of employees, officers or directors pursuant to stock repurchase agreements or stock purchase plans by the cancellation of indebtedness owed by such employees to Borrower regardless of whether an Event of Default exists, (iv) convert any of its convertible securities (including warrants) into other securities pursuant to the terms of such convertible securities, and (v) distribute securities to employees, officers or directors on the exercise of their options.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or, subject to Section 6.7, maintain or invest any of its property with a Person other than a Lender or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Lenders in form and substance reasonably satisfactory to Required Lenders, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person or are otherwise approved by the disinterested members of Borrower’s board of directors, (ii) Borrower’s sale of equity and debt securities (provided that such debt securities constitute Subordinated Debt) to venture capital or other strategic investors (including but not limited to the Investors’ Indebtedness, provided the same is subject to the Investors Subordination Agreement prior to any credit extension thereunder), (iii) reasonable and customary fees paid to members of the Board of Directors of Borrower and its Subsidiaries, (iv) employment arrangements with executive officers entered into in the ordinary course of business, on fair and reasonable terms, as approved by Borrower’s Board of Directors, or (v) any transaction between Borrower and its Subsidiaries or between Borrower’s Subsidiaries constituting Permitted Investments and/or Permitted Indebtedness. Without limiting the foregoing, but subject to Collateral Agent’s receipt of the Investors Subordination Agreement, Collateral Agent and Lenders hereby acknowledge and agree that Borrower may execute, deliver and perform the terms and conditions of the Investors’ Note Purchase Agreement.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt or any intercreditor or subordination agreement, or amend any provision contained in any documentation relating to the Subordinated Debt without Required Lenders’ prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with an aggregate value in excess of Fifty Thousand Dollars ($50,000) with a bailee, warehouseman, or other third party other than Flextronics (international or domestic locations) or any foreign locations located outside the United States and disclosed in the Disclosure Letter unless the third party has been notified of Lenders’ security interest and Collateral Agent, for the ratable benefit of the Lenders (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Collateral Agent’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment; provided that, Borrower shall provide Lenders an Amended and Restated Bailee Acknowledgement, or similar, in form and content reasonably acceptable to Required Lenders, duly executed by Flextronics US, within sixty (60) days of the Closing Date (or such extension as agreed to by Required Lenders). Store or maintain any Equipment or Inventory with an aggregate value in excess of Fifty Thousand Dollars ($50,000) at a location other than at Flextronics (international or domestic locations) or the location set forth in Section 10 of this Agreement or in the Disclosure Letter Notwithstanding the foregoing, Borrower may maintain (i) test equipment and (ii) up to Three Million Dollars ($3,000,000) in raw materials in transit from Borrower’s supplier(s) to Phoenix or Flextronics’ manufacturing facilities (domestic or international) without complying with (a) or (b), above.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Lenders’ Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and any Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect, as determined by the Required Lenders;

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If Borrower is unable to pay its debts (including trade debts) as they become due, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or which could have a Material Adverse Effect; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Lenders receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Lenders have not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of a Lender be materially less advantageous in Borrower or any Subsidiary.

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to any Lender by any Responsible Officer pursuant to this Agreement or to induce any Lender to enter into this Agreement or any other Loan Document.

9.	RIGHTS AND REMEDIES.

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of the Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs, all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to make Credit Extensions for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to make Credit Extensions for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders)

(b) Without limiting the rights of the Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral, and credit bid and purchase at any public sale;

(ii) apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; (provided that each Lender shall retain its setoff rights and its right to place a “hold” on any accounts maintained with it, exercisable without the approval of the other Lenders); and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of the Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent and the Required Lenders consider advisable, notify any Person owing Borrower money of Collateral Agent’s and Lenders ’ security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent and Lenders are hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s or Lenders’ exercise of their rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent for the benefit of the Lenders;

(iv) place a “hold” on any account maintained with Collateral Agent or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or, similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to manage and realize upon any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower; and

(vii) Subject to clauses 9.1(a) and 9.1(b), exercise all rights and remedies available to Collateral Agent and Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof), and including the power of attorney in Section 9.2.

Notwithstanding any provision of this Section 9.1 to the contrary, but subject to the next succeeding paragraph, upon the occurrence of any Event of Default, Collateral Agent and each Required Lender shall have the right to exercise any and all remedies referenced in this Section 9.1 following the occurrence of an Exigent Circumstance. As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent or any Required Lender, imminently threaten the ability of Collateral Agent or any Required Lender to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casually insurance coverage, or which, in the reasonable judgment of Collateral Agent or any Required Lender, could reasonably be expected to result in a material diminution in value of the Collateral.

In the event of an Exigent Circumstance, the Required Lenders shall attempt to mutually agree as to what enforcement action (as described in this Section 9.1; each, an “Enforcement Action”) to take; provided, however, that if after consultation, the Required Lenders cannot mutually agree on what action to take, then the Required Lender wishing to take the stronger Enforcement Action (the “Enforcing Lender”) shall have the right to determine and shall control the timing, order and type of Enforcement Actions which will be taken and all other matters in connection with any such Enforcement Actions, upon any Required Lender becoming the Enforcing Lender, if the Enforcing Lender is not already the Collateral Agent, then automatically and without the necessity of any further action being taken by any party, (x) the original Collateral Agent shall be deemed to have resigned as Collateral Agent and (y) the Lenders shall be deemed to have unanimously appointed the Enforcing Lender as successor Collateral Agent under this Agreement and the Loan Documents (and the Enforcing Lender shall be deemed to have accepted such appointment) in accordance with 13.9 of this Agreement. In taking such Enforcement Actions pursuant to the previous sentence, the Enforcing Lender as such successor agent shall act in accordance with, and subject to the terms, conditions, rights and duties of Article 13 of this Agreement.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks of other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors, (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s and Lenders’ security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make Credit Extensions hereunder. Collateral Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.6 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Collateral Agent and any Lender (but without duplication with each other) may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent or any Lender are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent or any Lender obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent or any Lender are deemed an agreement to make similar payments in the future or Collateral Agent’s or any Lenders’ waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent or any Lender from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent and Lenders shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent and/or Lenders may deem advisable (subject to the pro rata application of all such sums in accordance with this Agreement and to the order of application set forth in clause (b) of this Section 9.4) notwithstanding any previous application by Collateral Agent or any Lender, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third to the principal amount of the Obligations outstanding (subject in the case of Credit Card Exposure and FX Contracts to the applicable amount of the Credit Card Reserve or the FX Reserve, as the case may be); and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of the Advances and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. Any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and Lenders for purposes of perfecting Collateral Agent’s and Lenders’ security interest therein. Notwithstanding anything to the contrary contained herein, Borrower shall not be liable for the failure of any Lender to comply with its obligations hereunder.

9.5 Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative. Collateral Agent’s or any Lenders’ failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. Collateral Agent’s and Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Collateral Agent and Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. Collateral Agent’s or any Lenders’ exercise of one right or remedy is not an election, and Collateral Agent’s or any Lenders’ waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper and guarantees at any time held by Collateral Agent or any Lender on which Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Lenders, as the case may be, at its addresses set forth below:

If to Borrower:	Enphase Energy, Inc.
201 First Street, Suite 300
Petaluma, CA 94952
Attn: Chief Financial Officer

If to Collateral Agent or Bridge Bank:	Bridge Bank, National Association
55 Almaden Boulevard
San Jose, California 95113
Attn: Mike Field, Executive Vice President

If to Comerica Bank:	Comerica Bank
M/C 7578
39200 Six Mile Rd
Livonia, MI 48152
Attn: National Documentation Services

With a copy to:	Comerica Bank
M/C 4120
226 Airport Parkway, Suite 100
San Jose, CA 95110
Attn: Guy Simpson, Vice President

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Lenders hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND LENDERS EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL

COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section 11 is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.	GENERAL PROVISIONS.

12.1 Successor and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Required Lenders’ prior written consent, which consent may be granted or withheld in Required Lenders’ sole discretion. Lenders shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Lenders and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by a Lender as a result of or in any way arising out of, following, or consequential to transactions between a Lender and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Lenders’ gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i) (x) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Commitment Amount or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent and (y) no such amendment, waiver or other modification that would have the effect of increasing the aggregate Commitment Amount shall be effective without all Lenders’ consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to the Revolving Line, any Letter of Credit, Credit Card Exposure or FX Contract or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to the Revolving Line, any Letter of Credit, Credit Card Exposure or FX Contract (B) postpone the date fixed for, or waive, any payment of principal of or interest on the Revolving Line or any Letter of Credit, Credit Card Exposure or FX Contract (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C)

change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder or change any provision hereunder requiring the consent, approval or action of all Lenders; (D) release all or substantially all or any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions Pro Rata Share, Commitment Amount, Commitment Percentage or that provide for the Lenders to receive then Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; or (H) subordinate the Liens granted in favor of Collateral Agent or any Lender securing the Obligations, except with respect to Liens expressly permitted to be senior to the Collateral Agent’s Liens hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence; and

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 12.5(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or any Lender has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

12.8 Confidentiality. In handling any confidential information Lenders and all employees and agents of Lenders, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Lenders in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of a Lender and (v) as a Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of a Lender when disclosed to such Lender, or becomes part of the public domain after disclosure to a

Lender through no fault of any Lender; or (b) is disclosed to a Lender by a third party, provided such Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9 Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

12.10 Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

13.	COLLATERAL AGENT.

13.1 Appointment and Authorization of Collateral Agent. Each Lender hereby irrevocably appoints, designates and authorizes Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2 Delegation of Duties. Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

13.3 Liability of Collateral Agent. Except as otherwise provided herein, no Collateral Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Collateral Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.

13.4 Reliance by Collateral Agent. Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Collateral Agent. As between Collateral Agent and Lenders. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

13.5 Notice of Default. Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any default and/or Event of Default, unless Collateral Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default. Collateral Agent will notify the Lenders of its receipt of any such notice. Collateral Agent shall take such action permitted by this Agreement with respect to an Event of Default as may be directed in writing by the Required Lenders in accordance with Article 9(a); provided, however, that while an Event of Default has occurred and is continuing, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Collateral Agent shall deem advisable or in the best interest of the Lenders, including without limitation, satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Loan Documents, payment of taxes on behalf of Borrower, payments to landlords, warehouseman, bailees and other persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting Borrower and/or the Collateral.

13.6 Credit Decision; Disclosure of Information by Collateral Agent. Each Lender acknowledges that no Collateral Agent-Related Person has made any representation or warranty to it, and that no act by Collateral Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Collateral Agent-Related Person to any Lender as to any matter, including whether Collateral Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Collateral Agent that it has, independently and without reliance upon any Collateral Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Collateral Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Collateral Agent herein, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Collateral Agent-Related Person.

13.7 Indemnification of Collateral Agent. Whether or not the transactions contemplated hereby are consummated, each Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each Collateral Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Collateral Agent-Related Person from and against any and all claims, damages, losses, liabilities, costs or expenses (which shall not include legal expenses of Collateral Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Collateral Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Collateral Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lenders’ Expenses incurred after the closing of the transactions contemplated by this Agreement)

incurred by Collateral Agent (in its capacity as Collateral Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Collateral Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 13.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Collateral Agent.

13.8 Collateral Agent in its Individual Capacity. With respect to its Credit Extensions, Bridge shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Collateral Agent, and the terms “Lender” and “Lenders” include Bridge in its individual capacity.

13.9 Successor Collateral Agent. Collateral Agent may resign as Collateral Agent upon ten (10) days’ notice to the Lenders and Borrower. If Collateral Agent resigns under this Agreement, all Lenders shall appoint from among the Lenders (or the affiliates thereof) a successor Collateral Agent for the Lenders, which successor Collateral Agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of Borrower (which approval shall not be unreasonably withheld or delayed). If no successor Collateral Agent is appointed prior to the effective date of the resignation of Collateral Agent, Collateral Agent may appoint, after consulting with the Lenders and upon notice to Borrower, a successor Collateral Agent from among the Lenders (or the affiliates thereof). Upon the acceptance of its appointment as successor Collateral Agent hereunder, the Person acting as such successor Collateral Agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the respective term “Collateral Agent” means such successor Collateral Agent and the retiring Collateral Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article 13 and Section 12.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. If no successor Collateral Agent has accepted appointment as Collateral Agent by the date ten (10) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Collateral Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

13.10 Collateral Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Collateral Agent (irrespective of whether the principal of any Loan, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Collateral Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Collateral Agent and their respective agents and counsel and all other amounts due the Lenders and Collateral Agent allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Collateral Agent and, in the event that Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Collateral Agent and its agents and counsel, and any other amounts due Collateral Agent under this Agreement. To the extent that Collateral Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.

13.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize Collateral Agent, at its option and in its discretion, to release any guarantor and any Lien on any Collateral granted to or held by Collateral Agent under any Loan Document (i) upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Commitment Amounts or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (ii) that is transferred or to be transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 12.5. Upon request by Collateral Agent at any time, all Lenders will confirm in writing Collateral Agent’s authority to release its interest in particular types or items of Property, pursuant to this Section 13.11.

13.12 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of the Commitment Amount or Loan to an assignee in accordance with Section 12.1, (ii) make such Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Commitment Amounts or Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of the Commitment Amount or Revolving Line reasonably may request. Borrower authorizes each Lender to disclose to any prospective participant or assignee of the Commitment Amount, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement, so long as any such Person enters into a confidentiality agreement or otherwise agrees to be bound by the terms of Section 12.8.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ENPHASE ENERGY, INC.

By:	/s/ Paul Nahi

Title:	President & Chief Executive Officer

COLLATERAL AGENT AND LENDER:

BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Lederman

Title:	SVP

LENDER:

COMERICA BANK

By:	/s/ Guy Simpson

Title:	Vice President

[Signature Page to Amended and Restated Loan and Security Agreement]

SCHEDULE 1.1

COMMITMENT AMOUNTS AND PERCENTAGES

Lender	Loan Commitment Amount	Commitment Percentage
Bridge Bank, N.A.	$15,000,000	60.00%
Comerica Bank	$10,000,000	40.00%
TOTAL	$25,000,000	100.00%